Exhibit 99.1

Slide presentation made to shareholders

[LOGO]

Forward Looking Statements This presentation contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include, but are not limited to: statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; our ability to enter new markets successfully and capitalize on growth opportunities; our ability to successfully integrate acquired entities, if any; changes in consumer spending, borrowing and savings habits; changes in our organization, compensation and benefit plans; our ability to continue to increase and manage our commercial and residential real estate, multi-family, and commercial and industrial loans; possible impairments of securities held by us, including those issued by government entities and government sponsored enterprises; the level of future deposit premium assessments; the impact of the current recession on our loan portfolio (including cash flow and collateral values), investment portfolio, customers and capital market activities; the impact of the current governmental effort to restructure the U.S. financial and regulatory system; changes in the financial performance and/or condition of our borrowers; and the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Securities and Exchange Commission, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. 2

Attractive Franchise 3

Corporate Profile and Overview 162 retail banking locations 51 consumer finance locations ($107.2 mil in assets, $1.9 mil in net income for year ended 12/31/14) 2,042 full-time equivalent employees (1,863 full-time and 357 part-time employees) Total assets of $7.78 billion Net loans of $5.92 billion Deposits of $5.63 billion Tangible shareholders’ equity of $884 million Market Capitalization Market capitalization of $1.19 billion* 4 * Based on a market price of $12.53 per share.

Historic Performance

Loan Growth and Mix 6

Deposit Growth and Mix 7

Earnings Per Share (Adjusted for Stock Splits and 2.25x Second-step Conversion) 8

Stock Performance and Per Share Information

Price Performance Since IPO 10 Comparison of cumulative total return since IPO in 1994 Among Northwest Bancshares, Inc., the NASDAQ Composite Index and the NASDAQ Bank Index

5-Year Price Performance 11 Comparison of cumulative total return FOR THE LAST FIVE YEARS Among Northwest Bancshares, Inc., the NASDAQ Composite Index and the NASDAQ Bank Index

Highlights for 2014

Highlights for 2014 Enhancement of Shareholder Value Paid special dividends of $1.10 for an approximate yield of 8.5%. Paid regular dividends of $.52 for an approximate yield of 4.0%. Repurchased 424,000 shares at an average price of $12.45. 13

Highlights for 2014 Meeting Regulatory Expectations Continued to strengthen compliance management system by adding additional personnel. Completed implementation of new software to address the requirements of the Bank Secrecy Act. Increased staffing to handle increased volume of “alerts.” Feel we have the necessary procedures, systems and staffing to meet the expectations of a $10 billion bank. 14

Recognition for 2014 For the third time since 2009, we were named to a Forbes list for trustworthiness as “One of America’s 50 Most Trustworthy Financial Institutions” (One of only 25 banks on the list). For the fourth time in five years, we were recognized by J.D. Power as “Highest Customer Satisfaction with Retail banking in the Mid-Atlantic Region.” Were named to KBW’s Bank Honor Roll for the fourth consecutive year as one of 31 banks nationwide to experience positive earnings-per-share growth over the past decade. Named to list of “Healthiest 100 Workplaces in America” by Healthiest Employers Agency. 15

December 16, 2014 The Merger of with

Overview of Companies Northwest LNB Assets $7,826,926,000 $1,241,099,000 Loans $6,054,866,000 $922,514,000 Deposits $5,707,723,000 $1,056,784,000 Common Equity $1,076,721,000 $113,065,000 Intangibles $179,533,000 $21,938,000 Market Capitalization $1.174 billion $167 million Last Market Close $12.37 $17.27 Shares Outstanding 94.995 million 9.665 million Offices 164 20 LNBB Branches NWBI Branches Financial information as of September 30, 2014. Stock prices as of December 12, 2014. Northwest loan total is grossed up by undisbursed loan commitments and reduced by deferred loan costs. 17

Transaction Highlights Consideration: 1.461 shares of NWBI stock or $18.70 in cash Elections subject to 50% of outstanding LNBB shares being exchanged for NWBI stock One member of LNBB Board of Directors to join NWBI Board Expected EPS accretion of approximately $0.12 in 2016 (first full year of combined operations, cost savings fully phased in) Expected to create goodwill of approximately $81 million Transaction anticipated to close late in the 2nd quarter or early in the 3rd quarter of 2015, subject to regulatory and LNBB shareholder approval and other customary closing conditions 18

LNB – An attractive Franchise Northwest targets acquisitions that add franchise value as well as shareholder value.

An Attractive Deposit Mix Northwest (deposits in millions) % of Total Non-interest Checking 884.8 15.5% Interest Checking 895.3 15.7% Savings 1,214.3 21.3% Money Market 1,180.5 20.7% Time 1,532.8 26.8% 5,707.7 100% Cost of Deposits 0.44% Northwest’s and LNB’s deposit mixes are quite similar with a solid base of checking accounts and strong core deposits. The core deposit premium being paid, based on deal pricing, is 8.7%. 20 September 30, 2014 LNB (deposits in millions) % of Total Non-interest Checking 154.0 14.6% Interest Checking 179.9 17.0% Savings 127.3 12.0% Money Market 143.9 13.6% Time 451.7 42.8% 1,056.8 100% Cost of Deposits 0.49% Combined (deposits in millions) % of Total Non-interest Checking 1,038.8 15.4% Interest Checking 1,075.2 15.9% Savings 1,341.6 19.8% Money Market 1,324.4 19.6% Time 1,984.5 29.3% 6,764.5 100% Cost of Deposits 0.45%

A Diversified Loan Mix A diverse, high-quality loan portfolio provides additional balance to Northwest’s current portfolio mix. Our combined entity can capitalize on Northwest’s mortgage and home equity expertise in the Cleveland market and on LNB’s consumer lending expertise across Northwest’s vast footprint. Northwest’s size and capital strength will allow our Ohio team to increase their targeted loan size and gain access to a base of businesses with higher borrowing needs. The deal premium as a percentage of loans is just 8.8%. In this environment, loans are as important as deposits. LNB’s loan to deposit ratio is 87.3%. 21 September 30, 2014 Northwest (loans in millions) % of Total Residential RE 2,519.4 41.6% Home Equity 1,071.5 17.7% Consumer 238.7 4.0% Commercial RE 1,787.9 29.5% Commercial 437.4 7.2% 6,054.9 100% Portfolio Yield 4.78% LNB (loans in millions) % of Total Residential RE 70.9 7.7% Home Equity 125.3 13.6% Consumer 227.2 24.6% Commercial RE 413.6 44.8% Commercial 85.5 9.3% 922.5 100% Portfolio Yield 3.91% Combined (loans in millions) % of Total Residential RE 2,590.3 37.1% Home Equity 1,196.8 17.2% Consumer 465.9 6.6% Commercial RE 2,201.5 31.6% Commercial 522.9 7.5% 6,977.4 100% Portfolio Yield 4.66% Northwest loan total is grossed up by undisbursed loan commitments and reduced by deferred loan costs.

Exceptional Market Potential LNB was most likely our last opportunity to acquire a bank with assets > $1 billion in the Cleveland market. With the addition of LNB, Northwest’s Ohio Region will be the second largest of our eight geographic regions. The Cleveland MSA has a diversified employment base led by manufacturing and service-based industries including health care. The Cleveland/Akron/Canton combined statistical area has a population of 3.7 million people, representing 1.5 million households and is the 15th largest CSA in the country.* All counties within the Cleveland MSA reside within the Marcellus and Utica Shale footprint. The already strong ties between western Pennsylvania and eastern Ohio will continue to grow as their shared exposure to shale gas exploration further develops. 22 *Source: SNL

An Attractive Branch Network 23 Northwest LNB Branches 164 20 Deposits $5,707,723,000 $1,056,784,000 Deposits/Branch $34,803,000 $52,839,000 Excluding Retirement Village Branches Branches 16 Deposits $1,042,085,000 Deposits/Branch $65,130,000 Ten of LNB’s non-retirement village branches have over $50 million of deposits. The strength of LNB’s branch network lies in small and mid-sized northeastern Ohio communities. Small-town banking is Northwest’s strongest niche. Attractive facilities which are in good locations with good access, drive-ups and little deferred maintenance. Financial data as of September 30, 2014

Access to New Customers 24 Northwest LNB Combined Number of Households 294,629 44,280 338,909 Number of Customers 537,500 66,420 603,920 Number of Accounts 1,206,540 122,000 1,328,540 A strategic challenge of the banking industry is expanding our existing customer base. The merger with LNB brings Northwest access to a significant number of new households and new customers.

Management Team Realignment August 22, 2014

Issues Critical to Our Long-Term Success Growth Strong and sustainable internal growth fueled by a highly effective and efficient business development process. The acquisition of other banks and financial services companies at a price that is attractive to our shareholders. Efficiency Greater efficiency in the delivery of products and services and the utilization of our branch network. Greater efficiency in our administrative, operations and support functions. Risk Management Maintain effective risk management oversight in an effort to minimize shareholder surprise and to meet regulatory expectations. 26

Areas of Responsibility Region Presidents and Office Network Commercial Lending Wealth Management Retirement Services Insurance Marketing Sales Areas of Responsibility Credit Human Resources Risk Management Legal/Compliance Audit Areas of Responsibility Operations & Delivery Channels Info Technology/Process Improvement Finance Consumer Lending Facilities Division Charge “Utilizing highly-effective sales processes to enhance customer procurement, deepen customer relationships and promote revenue growth.” Division Charge “Providing continuous oversight to all areas of our operations ensuring continued safety, soundness and regulatory compliance.” Division Charge “Providing reliable support to all areas of our company while utilizing technology and streamlined processes to drive efficiency in all areas of our operations.” President & CEO William Wagner Risk Management and Oversight Division Senior EVP Steven Fisher Chief Revenue Officer Production and Revenue Enhancement Division Senior EVP William Harvey Chief Financial Officer Technology, Operations, Finance and Support Division

Division Update Production and Revenue Enhancement Division Steven G. Fisher, Chief Revenue Officer 28

Division Charge “Utilizing highly-effective sales processes to enhance customer procurement, deepen customer relationships and promote revenue growth.” Areas of Responsibility Region Presidents and Office Network Commercial Lending Wealth Management Retirement Services Insurance Marketing Sales Senior EVP Steven Fisher Chief Revenue Officer Production and Revenue Enhancement Division

Production and Revenue Team Key Strategies Refresh and Evolve the Northwest Brand Position and promote Northwest as a full-service financial institution, focusing on core banking, as well as non-traditional products and services (Investment Management, Insurance and Employee Benefits) to broaden personal and business relationships and drive additional fee income Refine a Proactive, Highly-coordinated Business Development Approach (Northwest Sales Culture) Broaden sources of revenue across all lines of business Leverage the right mix of people, tools and technology to drive a competitive, performance-based sales culture Cultivate new relationships, grow additional services per household and expand wallet share 30

Production and Revenue Team Key Strategies Develop Highly Skilled workforce to Compete in a Challenging Landscape Align the right level of talent within our business development model (sales culture) to compete in the marketplace and increase revenue Rationalize and Optimize the Branch Channel Adapt the size of our network as customer preferences and behaviors change Renovate the purpose and use of the branch, as well as transform the roles of the staff Leverage tools and technology to extend our reach, increase customer access and maintain a high level of service Promote Customer Self Service Enhance our digital presence to encourage online interaction, driving new account opening, cross-sell of products and services and our ability to connect with a younger, more affluent customer segment 31

Production and Revenue Division Highlights Commercial Lending Team Generated $150,000,000 in Gross Commercial Loan Production Assets Under Management Now Exceeds $2 billion Insurance Revenue Increased 17.4% Retirement and Investment Services Revenue Increased 12.7% Acquired Evans Capital Management in 2014 (Erie, PA) $182,000,000 in assets under management $1,200,000 in new revenue Acquired the Petruso Insurance Agency $650,000 in new revenue Retail Banking Network Generated: 23,072 new personal checking accounts which included 9,658 brand new households 9,054 quality mortgage and equity loan referrals 2,522 credit card applications resulting in 1,670 loans Due to Changes in Customer Behavior our Retail Banking Offices are Down from 172 to 161 (6% reduction) since 2009 3223,072 new personal checking accounts which included 9,658 brand new households 9,054 quality mortgage and equity loan referrals 2,522 credit card applications resulting in 1,670 loans Due to Changes in Customer Behavior our Retail Banking Offices are Down from 172 to 161 (6% reduction) since 2009 32

Division Update Technology, Operations, Finance and Support Division William W. Harvey, Jr., Chief Financial Officer 33

Senior EVP William Harvey Chief Financial Officer Technology, Operations, Finance and Support Division Division Charge “Providing reliable support to all areas of our company while utilizing technology and streamlined processes to drive efficiency in all areas of our operations.” Areas of Responsibility Operations & Delivery Channels Info Technology/Process Improvement Finance Consumer Lending Facilities

Increase Profitability Through the Expansion of our Wholesale Lending Functions Increase the reach of our mortgage broker relationships to Buffalo, Rochester, Cleveland and Eastern Pennsylvania. Grow our portfolio of indirect financing to include auto loans, off-roads vehicles, recreational vehicles as well as furniture and appliances. Expand our in-market commercial participation/syndication opportunities 35

Contain Costs and Improve Delivery Through the Centralization of Processes Created a specific department to focus on process improvement, workflow automation and project management. “Virtual” mortgage and home equity loan function focusing on paperless, straight-through processing. More disciplined procurement process Consolidate various processing and operations functions into Warren providing consistency, proficiency and efficiency. Focused and specialized product and services education and training. 36

Enhance Customer Delivery Channels and Reduce Operating Expenses Through the Use of Technology Launched mobile deposit platform in July, 2014 Launched “live-chat” feature giving customers live access to a Northwest representative through our website Upgraded self-service voice response to provide a state-of-the-art customer experience Significant increase in enhanced ATM usage – 13% of deposits now made at ATMs Provide video banking capabilities to remotely connect our experts to customers throughout our footprint Electronic document exchange and E-signature capabilities for our customers Provided customers with the ability to add an additional layer of security to protect online banking financial transactions 37

Measurement, Accountability and Discipline Enhanced budget process providing for more accountability Expanded profitability reporting for transparent performance measurement Updated internal reporting portal for delivery of key performance indicators Production and referral tracking tool for sales and coaching discipline Branch optimization 38

2014 Financial Performance

Balance Sheet (Assets, Liabilities, Shareholders’ Equity) Loans increased $183.6 million, or 3.2%. Deposits decreased by $36.3 million, or .64%. Checking accounts increased by 6,737, or 2.6%, while checking account balances increased by $124 million, or 7.5%. Shareholders’ equity decreased by $94.2 million, or 8.1%, primarily as a result of the $1.00 per share special dividend. Tangible common equity ratio of a robust 11.64% provides necessary capital to grow internally and through acquisition. 40

12/31/2014 12/31/2013 12/31/2012 Amount ($ 000's) % Avg Assets Amount ($ 000's) % Avg Assets Amount ($ 000's) % Avg Assets A Net Interest Income $247,031 3.13% $251,564 3.17% $262,543 3.28% B Provision for Loan Losses ($20,314) (0.26%) ($18,519) (0.23%) ($26,338) (0.33% ) C Noninterest Income $72,575 0.92% $66,847 0.84% $58,904 0.74% D Noninterest Expense ($215,535) (2.73%) ($207,134) (2.61%) ($205,477) (2.56%) E Net Income/Return on Assets $61,962 0.79% $66,559 0.84% $63,389 0.79% F Earnings Per Share, Diluted $0.67 $0.73 $0.67 G Return on Shareholders’ Equity 5.69% 5.87% 5.48% H Dividends Paid per Share $1.62 $0.50 $0.60 I Closing Market Price $12.53 $14.78 $12.14 J Full Time Equivalent Employees 2,042 2,043 2,042 K # of offices 162 165 165 41 Income Statement (Earnings and Shareholder Returns)

Asset Quality Nonperforming assets decreased by $29.3 million, or 23.2%, to $96.8 million, or just 1.25% of assets. Loans 90 days or more delinquent decreased to $41.3 million, or.70% of loans as of December 31, 2014, the lowest level since 2008. Net loan charge-offs in 2014 were $24.1 million, or .41% of loans, still elevated based on historic figures, but comparable to recent years. 42